As filed with the Securities and Exchange Commission on November 14, 2012

Registration Nos. 333-53075 and 333-124401

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENTS

UNDER THE SECURITIES ACT OF 1933

Croghan Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Ohio	31-1073048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

323 Croghan Street, Fremont, Ohio (Address of Principal Executive Offices)	43420 (Zip Code)

The Croghan Colonial Bank 401(k) Profit Sharing Plan

(Full title of the plan)

Croghan Bancshares, Inc.

323 Croghan Street

Fremont, Ohio 43420

Attn: Rick M. Robertson

Tel. No.: (419) 332-7301

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Anthony D. Weis, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements (the “Registration Statements”) of Croghan Bancshares, Inc. (“Croghan”):

Registration Statement filed with the Securities and Exchange Commission on May 19, 1998 on Form S-8 (Registration No. 333-53075) pertaining to the registration of 5,000 common shares, par value $12.50 per share, of Croghan (“Common Shares”), issuable under The Croghan Colonial Bank 401(k) Profit Sharing Plan.

Registration Statement filed with the Securities and Exchange Commission on April 28, 2005 on Form S-8 (Registration No. 333-124401) pertaining to the registration of 50,000 Common Shares issuable under The Croghan Colonial Bank 401(k) Profit Sharing Plan.

Croghan is a bank holding company and the class of securities to which the Registration Statements apply is held of record by fewer than 1,200 shareholders. Croghan desires to deregister all of the unissued Common Shares registered on the Registration Statements and to suspend reporting under the Securities Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Croghan is filing this Post-Effective Amendment to the Registration Statements to deregister all of the Common Shares registered under the Registration Statements that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of Ohio, on November 13, 2012.

CROGHAN BANCSHARES, INC.

By:	/s/ Rick M. Robertson

Rick M. Robertson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 13, 2012.

Signature	Title

/s/ Rick M. Robertson	Director, President and Chief Executive Officer (Principal
Rick M. Robertson	Executive Officer)

/s/ Kendall W. Rieman	Treasurer (Principal Financial Officer)
Kendall W. Rieman

/s/ Michael D. Allen Sr.	Director
Michael D. Allen Sr.

/s/ James E. Bowlus	Director
James E. Bowlus

/s/ James R. Faist	Director
James R. Faist

/s/ Claire F. Johansen	Director
Claire F. Johansen

/s/ Stephen A. Kemper	Director
Stephen A. Kemper

/s/ Daniel W. Lease	Director
Daniel W. Lease

/s/ Thomas W. McLaughlin	Director
Thomas W. McLaughlin

/s/ Allan E. Mehlow	Director
Allan E. Mehlow

/s/ Gary L. Zimmerman	Director
Gary L. Zimmerman